UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 3
INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES
1. Name and Address of Reporting Person
   Kirr, , Marbach & Company, LLC
   621 Washington Street
   P.O. Box 1729
   Columbus, IN  47201-1729
2. Date of Event Requiring Statement (Month/Day/Year)
   September 22, 1997
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Issuer Name and Ticker or Trading Symbol
   BCAM International, Inc.(BCAM)

5. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director (X) 10% Owner ( ) Officer (give title below) ( ) Other (specify below)

6. If Amendment, Date of Original (Month/Day/Year)

7. Individual or Joint/Group Filing (Check Applicable Line)
   ( ) Form filed by One Reporting Person
   (X) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Beneficially Owned                                                                           |
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1. Title of Security                       |2. Amount of          |3. Ownership    |4. Nature of Indirect                          |
                                           |   Securities         |   Form:        |   Beneficial Ownership                        |
                                           |   Beneficially       |   Direct(D) or |                                               |
                                           |   Owned              |   Indirect(I)  |                                               |
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
Common Stock                               |1,124,500             |I               |By partnership (1)(2)                          |
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
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 Table II -- Derivative Securitites Beneficially Owned                                                                             |
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1.Title of Derivative   |2.Date Exer-       |3.Title and Amount     |         |4. Conver-|5. Owner-    |6. Nature of Indirect      |
  Security              |  cisable and      |  of Underlying        |         |sion or   |ship         |   Beneficial Ownership    |
                        |  Expiration       |  Securities           |         |exercise  |Form of      |                           |
                        |  Date(Month/      |-----------------------|---------|price of  |Deriv-       |                           |
                        |  Day/Year)        |                       |Amount   |deri-     |ative        |                           |
                        | Date    | Expira- |                       |or       |vative    |Security:    |                           |
                        | Exer-   | tion    |         Title         |Number of|Security  |Direct(D) or |                           |
                        | cisable | Date    |                       |Shares   |          |Indirect(I)  |                           |
___________________________________________________________________________________________________________________________________|
10%/13% Convertible Subo|Immed.   |9/19/2002|Common Stock           |$305,000 |$0.80     |I            |By  partnership(1)(3)      |
rdinated Notes          |         |         |                       |         |          |             |                           |
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10%/13% Convertible Subo|Immed.   |9/19/2002|Common Stock           |$495,000 |$0.80     |D(4)         |                           |
rdinated Notes          |         |         |                       |         |          |             |                           |
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Common Stock Warrants (r|Immed.   |9/19/2002|Common Stock           |$122,000 |$1.75     |I            |By partnership(5)          |
ights to buy)           |         |         |                       |         |          |             |                           |
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Common Stock Warrants (r|Immed.   |9/19/2002|Common Stock           |198,000  |$1.75     |D(6)         |                           |
ights to buy)           |         |         |                       |         |          |             |                           |
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Common Stock Warrants (r|Immed.   |3/31/2002|Common Stock           |700,000  |$0.65     |I            |By partnership (1)(7)      |
ights to buy)           |         |         |                       |         |          |             |                           |
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
Explanation of Responses:
Kirr, Marbach & Company ,LLC is the designated filer for a group that includes three of its members: David M. Kirr,
Terry B. Marbach and Gregg T. Summerville, each of whom has the same address as the designated filer.
/s/ David M.
Kirr
/s/ Terry B.
Marbach
/s/ Gregg T.
Summerville
(1) Kirr, Marbach & Company, LLC, an investment adviser registered under
Section 203 of the Investment Advisers
Act of 1940, is a general partner of three limited partnerships: 621 Partners, L.P. , an indiana limited partnership
("621 Partners"), and R. Weil and Associates ("R. Weil") and Appleton Associates ("Appleton"), both of which are
New York limited
partnerships.
(2) 621 Partners holds 260,000 shares, R.Weil holds 852,500 shares and Appleton holds 120,000 shares.
(3) 621 Partners holds notes having a par value of $150,000 and R. Weil holds notes having a par value of
$155,000.
(4) David M. Kirr, Terry B. Marbach and Gregg T. Summerville each hold notes in the face amount of $165,000.
(5) Warrants for 60,000 Common Shares are attached to the notes held by 621 Partners and warrants for 62,000
Common Shares are attached to the notes held by R.
Weil..
(6) Warrants for 66,000 Common Shares are attached to the notes held by each of Messrs. Kirr, Marbach and
Summerville.
(7) Warrants for 260,000 Common Shares are held by 621 Partners, warrants for 320,000 shares are held by R.
Weil and warrants for 120,000 shares are held by Appleton.
SIGNATURE OF REPORTING PERSON
/s/ Kirr, Marbach & Company, LLC by Mickey Kim, member
DATE
10/2/97